Exhibit 2.1

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This amendment (the “Amendment”) to that certain Agreement and Plan of Merger, dated May 11, 2021 (the “Merger Agreement”), by and among Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated by the Merger Agreement) (together with its successor, “Acquiror”), SEAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), is entered into on May 14, 2021 by and among Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Any term used in this Amendment without definition has the meaning set forth for such term in the Merger Agreement.

RECITALS

WHEREAS, the undersigned Parties wish to amend the Merger Agreement to reflect a minor revision as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendments. The Merger Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Merger Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

a. The definition of “Acquiror Sale Price” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Sale Price” means the price per Acquiror Delaware Class A Share paid or payable to the holders of outstanding Acquiror Common Shares (determined including the effect of ~~without giving effect to~~ the vesting contemplated by Section 4.6(g)) in an Acquiror Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by Acquiror and the holders of a majority of the Acquiror Delaware Class B Shares, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

b. The definition of “Applicable Earn-out Consideration” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Earn-out Consideration” means (a) the Standard Per Share Earn-out Consideration, (b) the Employee Per Share Earn-out Consideration, (c) the Option Earn-out Shares, ~~and/or~~ (d) the RSU Earn-out Shares and/or (e) the Warrant Earn-out Shares, as applicable.

c. Section 1.1(b) of the Merger Agreement is hereby amended by inserting the following new defined term in the correct alphabetical order:

“Warrant Earn-out Shares” has the meaning specified in Section 4.4(b).

d. Section 4.4(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Each Company Preferred Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization, pursuant to which each Company Preferred Warrant shall have become a warrant to purchase a number of Company Class A Shares determined in accordance with the terms of such Company Preferred Warrant) and that is not automatically exercised in full pursuant to Section 4.4(a)) shall be converted into a warrant to purchase Acquiror Delaware Class A Shares on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) (each, an “Assumed Warrant”), except that (i) such Assumed Warrant shall entitle the holder thereof to purchase such number of Acquiror Delaware Class A Shares as is equal to the sum of (A) the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Equity Value Exchange Ratio plus (B) subject to the vesting and forfeiture provisions specified in Section 4.6, the product of (x) the number of Company Class A Shares subject to such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) multiplied by (y) the Earn-out Exchange Ratio (the Acquiror Delaware Class A Shares in this clause (B), the “Warrant Earn-out Shares”) and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Preferred Warrant immediately prior to the Merger Effective Time (after giving effect to the Company Recapitalization) divided by (B) the sum of (x) the Equity Value Exchange Ratio plus the Earn-out Exchange Ratio.

e. Section 4.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The Standard Per Share Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Warrant Earn-out Shares, the Option Earn-out Shares and the RSU Earn-out Shares will each be composed as follows: (i) 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(i) (the “First Target Earn-out Shares”), (ii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(ii) (the “Second Target Earn-out Shares”), (iii) an additional 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iii) (the “Third Target Earn-out Shares”) and (iv) the remaining 25% of the Acquiror Delaware Common Shares constituting the Applicable Earn-out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.6(c)(iv) (the “Fourth Target Earn-out Shares”).

f. The lead-in to Section 4.6(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The Standard Earn-out Consideration, the Employee Per Share Earn-out Consideration, the Warrant Earn-out Shares, the Option Earn-out Shares and the RSU Earn-out Shares shall be subject to the following vesting conditions:

2. Further Assurances; Amendments. Except as expressly amended by this Amendment, all of the terms of the Merger Agreement remain unmodified and in full force and effect and are hereby confirmed in all respects.

3. Entire Agreement; Amendments to this Agreement. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof. No amendment, change, modification or termination of this Amendment or any part hereof shall be effective or binding unless made in writing and signed by each Party.

4. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

5. Governing Law: This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

6. Counterparts; Electronic Delivery. This Amendment may be executed and delivered in any number of counterparts, each of which, when so executed, will be deemed an original and all of which taken together will constitute one and the same agreement. Signatures of a Party which are sent to the other Parties by e-mail (pdf.) or by facsimile transmission shall be binding as evidence of acceptance to the terms hereof by such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of May 14, 2021.

SOARING EAGLE ACQUISITION CORP.

By:	/s/ Harry E. Sloan
Name: Harry E. Sloan
Title: Chief Executive Officer

SEAC MERGER SUB INC.

By:	/s/ Eli Baker
Name: Eli Baker
Title: President

GINKGO BIOWORKS INC.

By:	/s/ Jason Kelly
Name: Jason Kelly
Its: Chief Executive Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]